Exhibit 11


                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                  Primary and Fully Diluted Earnings Per Share
               For the Three Months Ended March 31, 1994 and 1993
                 (Amounts in thousands except per share amounts)


                                                      Three Months Ended
                                                           March 31
                                                       1994        1993

Shares for computation of primary and
  fully diluted earnings per share:

    Average number of shares outstanding              156,500     152,600

    Common stock equivalents:
      Shares issuable assuming
         conversion of debentures                       4,200       4,200

      Stock options                                     1,400       1,400

                                                      162,100     158,200


Net income, adjusted to basis of
  earnings per share:

    Net income                                        $65,300     $54,500
    Add interest on convertible
      debentures, net of tax                            1,500       1,500

                                                      $66,800     $56,000


Primary and fully diluted earnings per
  share                                                  $.42        $.36

Earnings per share as reported                           $.42        $.36



    This calculation is submitted in accordance with Regulation S-K Item 601(b)(11), although not required by APB Opinion No. 15, inasmuch as dilution for either period was less than 3 percent.


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